PNC


November 16, 2010

Mr. Dennis Harkins
President and Chief Financial Officer
Zanett, Inc.
635 Madison Avenue, 15th floor
New York, NY  10022

Dear Mr. Harkins:

You have requested that PNC Bank ("PNC") provide Zanett, Inc. ("Zanett" or the "Borrower"), with an aggregate of up to $10,000,000 in senior secured financing, the proceeds of which will be used to fund (i) the repayment of existing senior indebtedness owed to Bank of America, (ii) the fees and expenses associated with this transaction at closing, and (iii) the ongoing working capital needs of the Borrower.

PNC is pleased to present a commitment to underwrite the senior secured financing with PNC providing up to $10,000,000 for the purposes set forth above as more fully described in the attached Memorandum of terms and conditions (the "Term Sheet'). The Term Sheet includes only a brief description of the principal terms of the senior secured financing offered by PNC. The definitive terms of such financing will be documented in a loan and security agreement and other agreements, instruments, certificates and documents called for by the loan and security agreement or which PNC may otherwise require (the "Credit Documents").

PNC's obligations are conditioned on the execution and delivery of the Credit Documents to PNC in form and content satisfactory to PNC. Because not all of the terms can be set forth in the Term Sheet, a failure by PNC or the Borrowers to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. This letter is also subject to acceptance by the Borrowers as provided below and the statutory and other requirements under which PNC is governed.

Although this commitment is not contingent upon syndication, PNC reserves the right to syndicate a portion of the credit facilities (either before or after execution of definitive documentation) with a financial institution or group of financial institutions as mutually acceptable to PNC and Borrower. Accordingly, the Borrower hereby represents and covenants that to the best of its knowledge, all written information and data (other than financial projections) prepared by the Borrower, concerning the Borrower or the transactions contemplated hereby (the "Information") which is made available in writing to PNC by the Borrower or any authorized representative of the Borrower in connection with the transactions contemplated hereby (as subsequently updated or corrected), will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein in the aggregate, in light of the circumstances under which such
statements were made, not misleading.    All financial projections prepared by
the Borrower in connection with the transaction contemplated hereby will be prepared in good faith based upon what the Borrower believes are reasonable assumptions based on the most currently available information.

PNC may terminate its obligations under this letter if the terms of the proposed transactions are changed in any material respect, if any material information submitted to PNC proves to have been inaccurate or incomplete in any material respect, if any material adverse change occurs, or any additional information is disclosed to or discovered by PNC, whether prior to the Borrower's acceptance of this letter or during the period of such acceptance until the execution of definitive documentation, which PNC deems materially adverse in respect of the condition (financial or otherwise), business, operations, assets, nature of assets, liabilities or prospects of the Borrower.

The Borrower hereby indemnifies and holds harmless PNC and each director, officer, employee and affiliate thereof (each, an "Indemnified Person"), from and against any or all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to either any due diligence or legal documentation entered into in connection with the proposed transaction, or any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this letter, the Term Sheet or the transactions contemplated hereby, including without limitation the reasonable fees and disbursements of counsel but excluding any of the foregoing claimed by any Indemnified Person to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a final nonappealable judgment of court. PNC shall not be responsible or liable to the Borrower or any other person for consequential damages which may be alleged as a result of this letter, the Preliminary Term Sheet or any of the transactions contemplated hereby. The Borrower's obligations under this paragraph shall survive any termination of this letter except that upon the execution of the definitive financing agreements the terms of such agreements shall supersede these provisions.

This letter and the Term Sheet are delivered to the Borrower on the condition that they be kept confidential and are not to be shown to, or discussed with, any third party (other than on a confidential or need-to-know basis with the directors, officers, employees, counsel and other advisors of the Borrower, or as required by law) without PNC's prior approval.

PNC and the Borrowers hereby waive any right to trial by jury on any claim, demand, action, or cause of action arising under this commitment letter, the Term Sheet, any transaction relating hereto, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise.

If the offer evidenced by this letter and Term Sheet is acceptable, please indicate your acceptance by signing and returning this letter along with the non-refundable Commitment Fee of $25,000. The Commitment Fee, less fees and expenses, will be credited against the Closing Fee.

We appreciate the opportunity to provide this commitment and look forward to working with you on successfully completing this transaction. We will proceed to complete documentation after we receive this letter countersigned by you and returned to PNC together with the $25,000 Commitment Fee.

This offer will expire at the close of business on November 19, 2010 unless previously accepted in the manner specified above. If this offer is accepted, but funds are not disbursed pursuant to the Credit Documents by January 3, 2011, this commitment will expire.

Sincerely,

PNC Bank, National Association

/s/Sara v. Traberman
Sara V. Traberman


Agreed and accepted:
Zanett, Inc.

By:    /s/Dennis Harkins
Name:  Deniss Harkins
Title: CFO/President

cc:    W. Stillwagon - PNC
       C. Garoklanian - PNC

        MEMORANDUM OF TERMS AND CONDITIONS FOR

Zanett, Inc.


Borrower:         Zanett, Inc. ("Zanett" or the "Borrower").

Guarantor:        To be determined after legal review of corporate
structure.

Agent: PNC Bank, National Association ("PNC" or "Agent"). As Agent, PNC reserves the right to syndicate the credit Facility with other financial institutions as mutually acceptable to the Lenders and the Borrower.

Lenders: PNC, as Agent, and other financial institutions as mutually acceptable to PNC and the Borrower.

Purpose: To fund (i) the repayment of existing senior indebtedness owed to Bank of America, (ii) the fees and expenses associated with this transaction at closing, and (iii) the ongoing working capital needs of Borrower.

Total Financing:  Up to $10,000,000 in senior secured financing.

Credit Facilities:  PNC to provide a Revolving Credit subject to a borrowing base with discretionary advances equal to:

                    a) Up to 85% of eligible domestic and Canadian accounts receivable aged up to 60 days from due date but no more than 90 days from invoice date, cross aged on a basis of 50% or more past due,

		    b) Up to 75% of eligible domestic and Canadian unbilled accounts receivable reported weekly by the Company and determined by calculating the unbilled hours worked times the average billing rate per hour over the last six months, LESS

		    c) A reserve of $500,000 (the "Availability Reserve"). The Availability Reserve will increase to $750,000
		    the day after closing.  The Availability Reserve
		    will be reduced to $500,000 upon receipt of the audited FYE12/31/11 financial statements, provided there are no defaults, and, further provided that average Excess Availability for the 60 day period prior to reducing the reserve is at least
		    $1,000,000.   The Availability Reserve  will be
		    reduced to $0 upon receipt of the audited

		    FYE12/31/12 financial statements, provided there are no defaults and further provided that average Excess Availability for the 60 day period prior to reducing the reserve is at least $1,000,000.

Sublimits:        Letter of Credit sublimit of up to $1,000,000.
                  The amount of any outstanding letters of credit to be reserved 100% from borrowing base availability.

                  Advances against unbilled receivables shall be limited to $4,000,000.

Amount:           Up to $10,000,000.

Amortization:     Available for borrowing and reborrowing until
                  maturity, subject to a borrowing base.

Maturity:         Three (3) years from the closing date.

Interest Rate:   PNC Base Rate floating + 1.25%, or 30, 60, or 90 day
                       PNC Eurodollar Rate + 3.50%.

		 The "Base Rate" shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Administrative Agent, (ii) the Federal Funds Open Rate plus 1/2 of 1%, and (iii) the Daily LIBOR Rate plus 100 basis points (1%).

                 Interest will be calculated on the daily outstandings on a 360 day year for the actual number of days elapsed and will be due monthly in arrears on the first day of each month for Base Rate borrowings and at maturity for Eurodollar borrowings.

Default Rate:    2% over the applicable rate.

Collateral:      (i) First priority perfected security interest in
                  essentially all of the Borrowers' US assets including but not limited to present and future and wherever located accounts receivable, general intangibles, investment property, contract rights, all rights to the payment of money, instruments, documents, chattel paper, inventory, licenses, trademarks, tradenames, patents, copyrights, all unencumbered machinery, equipment, furniture, fixtures, property and plant, and other assets, and (ii) all proceeds and products thereof. All loans shall be completely cross-collateralized and secured by all collateral in all respects.

FEES:

Deposit Fee:      $20,000.00 (previously paid by Borrower in conjunction
                  with the execution of the August 30, 2010 proposal letter).

Commitment Fee:   $25,000.00 due upon execution of the commitment letter
                  and applied to the Closing Fee, if the transaction closes. The Commitment Fee is non-refundable.

Facility Fee:     0.50% per annum on the unused portion of the revolving
                  credit facility. This fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed and will be payable quarterly in arrears.

Closing Fee:      $50,000.00 payable at closing.  The Deposit Fee and
                  the Commitment Fee, less fees and expenses, shall be credited to the Closing Fee, which shall be payable on the closing date.

Collateral
Management Fee:   $1,500 per month (audits are an additional $850 per
                  man-day plus expenses).


Letter of Credit
Fee:              3.50% per annum plus customary bank charges.

Prepayment Fee:   1.50% of the Total Financing if prepaid within one
                  year from the closing date, 0.75% of the Total
                  Financing if prepaid after one year but within two years of the closing date, and 0.25% if prepaid after two years but within three years from the closing.

Expenses:         All expenses including reasonable legal, accounting,
                  appraisals, audit, searches and the filing and recording of UCC filings and other security documents, and any other expenses in reference to structuring, documenting, closing, monitoring or enforcing the agreements shall be for the account of the Borrowers.

Conditions
Precedent:        Including, but not limited to, the following:

                  1. Satisfactory legal and capital structure of Borrower. Subordination agreement with Rockport Investments, Ltd. satisfactory to PNC. Maturity date of the $500,000 note payable to Rockport Investments, Ltd. originally due July 27, 2010 to be extended beyond the Credit Facility maturity date with said note to be subject to the Subordination Agreement. Principal payments on the $500,000 to be permitted after receipt of the audited FYE12/31/10 financial statements, provided there are no defaults and further provided that average proform excess availability (giving effect to any payment on the note) for the 30 day period preceding any such payment is at least $1,000,000. Any payments of the $500,000 note to be included as debt service in the calculation of Fixed Charge Coverage ratio.

                  2. Cash infusion by Claudio Guazzoni of at least $400,000.00 at closing, on terms and conditions satisfactory to PNC.

                  3. Receipt and satisfactory review of the $1,000,000.00 line of credit agreement ("LOC") to be entered into between Borrower and Zanett Opportunity Fund, Ltd. ("ZAM"). Terms and conditions to be satisfactory to PNC, including:
                  (a)LOC to remain available to Zanett at least until receipt by PNC of Zanett's audited FYE 12/31/11 financial statements; (b) provided there are no outstandings under the LOC, there are no defaults under the Credit Facility, and 60 day average excess availability is at least $1,500,000 for the period prior to the expiration of the LOC, the LOC may be terminated. PNC to be provided with internet access to ZAM's account at Jefferies which will provide details of the account balance and investments.

                  4. No material adverse change in the condition, financial or otherwise, operations, properties, assets or prospects of the Borrower.

                  5. No material threatened or pending litigation or material contingent obligations.

                  6. Satisfactory documentation and legal review of all documentation, including satisfactory legal opinions.

                  7. Satisfactory asset-based field audit to be completed by examiners selected by the Agent.
                  Satisfactory review of books and records.

                  8. Receipt and satisfactory review of monthly and annual financial projections demonstrating the ability to service the proposed financing.

                  9. Evidence that all actions necessary or in the opinion of the Agent desirable to perfect and protect the security interest of the Agent have been taken.

                  10. The Borrower will have minimum undrawn availability of $750,000 at closing after fees and expenses and subtraction of trade payables 60 days or more past due and any amount of subcontractor payables past due. Such undrawn availability to be evidenced by a borrowing base certificate satisfactory to the Agent.

                  11. Satisfactory review by the Agent, in its sole discretion, of all material agreements.

                  12. Evidence that Borrower is in material compliance with all pertinent Federal, State and local regulations including, but not limited to, those with respect to EPA, OSHA and ERISA.

                  13. All of Borrower's receipts shall be directed to a lockbox or blocked account approved and controlled by PNC. Deposits shall be credited to the Borrower's account immediately for borrowing availability purposes and one (1) business day following the business day PNC receives such remittance for interest calculation purposes.


Covenants:        Including but not limited to maintenance of corporate
                  existence, payment of indebtedness and taxes when due, financial reporting requirements, delivery of certificate of non-default, limitation on capital expenditures, restriction and quality standards with respect to investments, limitation on other debt, limitation on other liens or guarantees, limitation on change of control, limitation on dividends, no change in nature of business, no change in fiscal year, limitation on sale of assets, and limitations on mergers or acquisitions and no additional subsidiaries unless given the prior written consent of PNC.

                  Financial covenants will include a Fixed Charge Coverage Ratio (defined as EBITDA less unfinanced capital expenditures, over cash taxes and debt service) of 1.10X to be measured quarterly beginning with the one quarter ending 9/30/10, the two quarters ending 12/31/10, three quarters ending 3/31/11, four quarters ending 6/30/11, then continuing on a rolling four quarter basis thereafter.

Events of Default: Appropriate events of default, including but not limited, to the following:

                  1) Any non-payment when due of interest and/or principal of any advance, loan or drawing under the Credit Facilities, or any fee thereunder. Payment defaults to include violation of the borrowing base.

                  2) Any breach of material respect of any representation or warranty when made.

                  3) Any violation in any respect of any affirmative or negative covenant.

                  4) Any of the security interests or liens granted by the Collateral Documents ceases to be a valid, binding and enforceable first priority security interest.

                  5) Any default related to other material indebtedness by the Borrowers, which has continued beyond the grace period or for a period of time sufficient to permit the acceleration of such indebtedness.

                  6) Any bankruptcy, insolvency, attachment, receivership or similar proceeding shall be instituted by or against the Borrowers.

                  7) Any judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered or judgment liens filed against the Borrowers unless the same shall be contested in good faith, and the Borrowers establish reserves satisfactory to the
                  Bank and enforcement of such judgments or liens is continuously stayed, satisfied or discharged of record within forty (40) days of such rendering or
                  filing.
                  Governing Law:	New York
                  Zanett, Inc.		November 16, 2010


MEMORANDUM OF TERMS AND CONDITIONS FOR Zanett, Inc.